Exhibit 4.1(b)

6.41% NON-CUMULATIVE GUARANTEED

SERIES 1 PREFERRED SECURITIES,

PAR VALUE $25.00 PER SECURITY

NUMBER: 1	NO. OF SHARES: 7,600,000
CUSIP: 80281R 300
AMOUNT: $190,000,000 (*)

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC’), THE BANK OF NEW YORK, AS TRANSFER AGENT AND REGISTRAR, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SANTANDER FINANCE PREFERRED S.A. UNIPERSONAL

INCORPORATED UNDER THE LAWS OF THE KINGDOM OF SPAIN

This certifies that CEDE & CO., as nominee of The Depository Trust Company is the registered holder of the number of shares indicated on the records of the Transfer Agent and Registrar of 6.41% Non-Cumulative Guaranteed Series 1 Preferred Securities, par value $25.00 per security, of Santander Finance Preferred S.A. Unipersonal, with corporate address at Plaza Canalejas 1, Madrid, Spain, registered with the Commercial Registry of Madrid under Volume 19747, Folio 171 Sheet M-347560  and with tax identification number A- 83916395 (hereinafter called the Company), subject to the Memorandum and Articles of Association of the Company, transferable on the books of the Company upon surrender of this Certificate properly endorsed by the holder in person or by duly authorized attorney.  This Certificate is not valid unless countersigned by the Transfer Agent and Registrar.

The Series 1 Preferred Securities have been documented in a public deed granted before the Notary Public of Madrid, Spain, Mr. Miguel Ruiz-Gallardon García de la Rasilla under 1,776 of his official files.

Witness the signatures of the duly authorized officers of the Company.

Date: March 11, 2004

Name:	José Antonio Álvarez Álvarez	Name:	Natalia Butragueño Rodríguez Borlado
Title:	Chairman	Title:	Secretary

COUNTERSIGNED AND REGISTERED

THE BANK OF NEW YORK

TRANSFER AGENT AND REGISTRAR

By:
Authorized Officer

(*)  Equal to Euros 154,597,233.52 based on the exchange rate of US$1.2290 = Euros 1 on March 11, 2004.

[GLOBAL CERTIFICATE - REVERSE]

GUARANTEE

THE HOLDER OF THIS SECURITY IS ENTITLED TO THE BENEFITS, AND IS SUBJECT TO THE LIMITATIONS, OF THE PAYMENT AND GUARANTEE AGREEMENT, DATED AS OF MARCH 8, 2004 (THE “GUARANTEE”), EXECUTED AND DELIVERED BY BANCO SANTANDER CENTRAL HISPANO, S.A. (THE “BANK”) FOR THE HOLDERS FROM TIME TO TIME OF THIS SECURITY. COPIES OF THE GUARANTEE ARE AVAILABLE UPON WRITTEN REQUEST TO THE SECRETARY OF SANTANDER FINANCE PREFERRED S.A. UNIPERSONAL (THE “COMPANY”).

DESCRIPTION OF THE SERIES 1 PREFERRED SECURITIES

Set forth below is condensed information concerning the 6.41% Non-Cumulative Guaranteed Series 1 Preferred Securities, par value $25.00 per security, of the Company (the “Series 1 Preferred Securities”). The summary below does not purport to be complete and is subject to, and qualified in its entirety by reference to a public deed of issuance dated March 8, 2004 and the resolutions adopted by the shareholders and the board of directors of the Company establishing the Series 1 Preferred Securities.

Distributions

Non-cumulative cash distributions on the Series 1 Preferred Securities (the “Distributions”) will accrue from the date of original issuance and are payable quarterly in arrears on March 11, June 11, September 11 and December 11 of each year, commencing June 11, 2004. The Distributions payable on the Series 1 Preferred Securities are fixed at 6.41% per anum of their par value.

Distributions shall not be payable to the extent that the aggregate of such Distributions, together with (a) any other distributions previously paid during the then-current fiscal year and (b) any distributions proposed to be paid during the then-current calendar quarter, in each case on or in respect of (i) the Series 1 Preferred Securities and any other Preferred Securities, and (ii) all other preferred securities issued by the Bank and ranking equally as to participation in profits with the Bank’s obligations under the Guarantee, would exceed the Distributable Profits of the immediately preceding fiscal year or even if Distributable Profits are sufficient, if under applicable Spanish banking regulations affecting banks which fail to meet their capital ratios on a parent company only basis or on a consolidated basis, the Bank would be limited in making payments on preferred securities that it issued that rank equally as to participation in profits with the Bank’s obligations under the Guarantee.

The term “Distributable Profits” means, for any fiscal year, the Bank’s reported net profit, determined after tax and extraordinary items for that year, as derived from the Bank’s audited, non-consolidated profit and loss account prepared in accordance with generally accepted accounting principles in Spain and under the requirements and guidelines of the Bank of Spain and other Spanish law in effect at the time of the preparation even if not yet approved at the general shareholders meeting.  In the event that on any distribution payment date, the audit of the non-consolidated profit and loss account has not been completed, the reference to be used to calculate the Distributable Profits will be the balance of the unaudited non-consolidated profit and loss account of the Bank as reported in the financial statements delivered to the Bank of Spain in respect of December 31st of the preceding fiscal year.

The term “Preferred Securities” include any preferred securities issued under the second additional rule of Spanish Law 13/1985 and any other preferred securities and preference shares issued under different jurisdictions of the Company or other subsidiaries of the Bank, including preferred securities and preference shares issued through any subsidiary of the Bank established in other jurisdictions that are entitled to the benefits of a guarantee ranking equally as to participation in profits with the Bank’s obligations under the Guarantee.

The term, “distribution” includes any distribution on the preferred securities issued under Spanish Law 13/1985 and any dividends paid or to be paid on the Preferred Securities.

If Distributions are not paid in full on the Series 1 Preferred Securities, all distributions paid upon the Series 1 Preferred Securities and all other Preferred Securities will be paid pro rata among the Series 1 Preferred Securities and all such other Preferred Securities, so that the amount of the distribution payment per security will have the same relationship to each other that the nominal or par value per security of the Series 1 Preferred Securities and all other Preferred Securities bear to each other.

Except as hereinabove provided, holders of the Company’s Series 1 Preferred Securities will have no other right to participate in the profits of the Company.

Distributions on the Series 1 Preferred Securities will be payable to the record holders thereof as they appear on the register for the Series 1 Preferred Securities on record dates, which will be on the 15th day of the month immediately preceding the relevant payment dates. In the event that any date on which Distributions are payable on the Series 1 Preferred Securities is not a day on which banks in Madrid and The City of New York are open for business and on which foreign exchange dealings may be conducted in Madrid and The City of New York (a “business day”), then payment of the Distribution payable on such date will be made on the next day which is a business day (and without any interest or other payment in respect of any such delay).

Liquidating Distributions

If the Company is voluntarily or involuntarily liquidated, dissolved or wound up, the holders of outstanding Series 1 Preferred Securities will be entitled to receive out of the assets available for distribution to holders and before any distribution is made to holders of ordinary shares or any other class of shares of the Company ranking junior to the Series 1 Preferred Securities as to participation in assets, but together with holders of any other Preferred Securities of the Company ranking equally with the Series 1 Preferred Securities as to participation in assets, a liquidation distribution in the amount of $25.00 per Series 1 Preferred Security, plus an amount equal to the accrued and unpaid Distribution for the current distribution period up to the date of payment.

If at the time that any liquidation distribution is to be paid, proceedings are also pending or have been commenced for the voluntary or involuntary liquidation, dissolution or winding-up of the Bank or for a reduction in the Bank’s shareholders’ equity pursuant to Article 169 of the Spanish Corporation Act (Ley de Sociedades Anónimas), then the liquidation distribution to be paid to the holders of all Preferred Securities of the Company, of all Preferred Securities of other subsidiaries of the Bank and of preferred securities issued by the Bank, will be limited to and not exceed the amount per Series 1 Preferred Security that would have been paid as the liquidation distribution from the assets of the Bank (after payment in full in accordance with Spanish law of all creditors of the Bank, including holders of subordinated debt but excluding holders of any guarantee or any other contractual right expressed to rank equally with or junior to the Guarantee), had all such Preferred Securities been issued by the Bank and ranked junior to all liabilities of the Bank, ranked equally to the most senior preferred securities, if any, of the Bank and ranked senior to the Bank’s ordinary shares.

The above limitation will apply even if the Company has at the time sufficient assets to pay the liquidation distribution to the holders of all Preferred Securities, including the Series 1 Preferred Securities.

If the foregoing liquidation distribution relating to the Series 1 Preferred Securities and other Preferred Securities and any other liquidation distribution cannot be made in full due to the limitation described above, then all payments will be made pro rata in the proportion that the amount available for payment bears to the full amount that would have been payable, had there been no such limitation.

Upon receipt of payment of the liquidation distribution, holders of Series 1 Preferred Securities will have no right or claim on any of the remaining assets of either the Company or the Bank.

If the Bank liquidates, dissolves, winds up or reduces its shareholders’ equity pursuant to Article 169 of the Corporations Law of Spain, the Bank will exercise its voting rights in order to liquidate the Company. In that case, the amount per security that the Company pays as a liquidation distribution to the holders of Series 1 Preferred Securities and other Preferred Securities will be equal to, but not exceed, the liquidation distribution per Series 1 Preferred Security that would have been paid from the assets of the Bank had all such Preferred Securities been issued by the Bank. Except as provided above, the Bank will not permit, and will not take any action to cause, the liquidation, dissolution or winding-up of the Company.

Optional Redemption

The Series 1 Preferred Securities are redeemable, at the option of the Company, subject to the prior consent of the Bank of Spain, in whole but not in part, on or after March 11, 2009, upon not less than 30 nor more than 60 days’ notice prior to the relevant redemption date by mail to each record holder, at the redemption price of $25.00 per Series 1 Preferred Security plus the accrued and unpaid Distribution for the then-current quarterly distribution payment period to the date fixed for redemption.

If the Company gives notice of redemption of the Series 1 Preferred Securities, then by 12:00 Noon, New York time on the relevant redemption date, the Company will irrevocably deposit with the paying agent, funds sufficient to pay the foregoing redemption price, including the amount of accrued and unpaid Distribution for the then-current distribution period to the date fixed for redemption and give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the Series 1 Preferred Securities.

If the notice of redemption has been given, and the funds deposited as required, then on the date of such deposit, Distributions on the Series 1 Preferred Securities called for redemption shall cease, such securities will no longer be considered outstanding and the holders will no longer have any rights as holders except the right to receive the redemption price.

If either the notice of redemption has been given and the funds are not deposited as required on the date of such deposit or if the Company or the Bank improperly withholds or refuses to pay the redemption price of the Series 1 Preferred Securities, the distributions will continue to accrue at the rate specified from the redemption date to the date of actual payment of the redemption price.

In order to comply with certain Spanish capital adequacy regulations in force on March 11, 2004, neither the Company nor the Bank nor any of their respective subsidiaries shall at any time purchase Series 1 Preferred Securities, without the prior consent of the Bank of Spain, and in any event not earlier than March 11, 2009. Notwithstanding the foregoing, if Spanish law were to change and such purchases are permitted before March 11, 2009, then, subject to applicable law, the Company, the Bank and any of their respective subsidiaries may at any time and from time to time purchase outstanding Series 1 Preferred Securities by tender, in the open market or by private agreement.

Voting Rights

The holders of Series 1 Preferred Securities will not have any voting rights unless either the Company or the Bank, under the Guarantee, fails to pay Distributions in full on the Series 1 Preferred Securities for four consecutive distribution payment periods. In such event, the holders of outstanding Series 1 Preferred Securities, together with the holders of any other series of Preferred Securities of the Company then also having the right to vote for the election of directors, acting as a single class without regard to series, will be entitled to appoint two additional members of the board of directors of the Company, remove any such board member from office and appoint another person(s) in place of such member(s).

This can be accomplished by either written notice given to the Company by the holders of a majority in liquidation preference or an ordinary resolution passed by the holders of a majority in liquidation preference of the securities present in person or by proxy at a separate general meeting of the holders convened for that purpose.

If the written notice of the holders is not given as provided in the preceding paragraph, the board of directors of the Company, or a duly authorized committee of the board of directors, is required to convene a separate general meeting for the above purpose, not later than 30 days after this entitlement arises.

If the board of directors of the Company, or its duly authorized committee, fails to convene this meeting within the required 30-day period, the holders of 10% in liquidation preference of the outstanding Series 1 Preferred Securities and other Preferred Securities of the Company are entitled to convene the meeting. The provisions of the Articles of the Company that relate to the convening and conduct of the general meeting of shareholders will also apply to any separate general meeting. The Company will determine the place where the separate general meeting will be held.

Immediately following a resolution for the appointment or the removal of additional members to the board of directors, the general meeting of holders shall give notice of such to the board of directors of the Company so that it may, where necessary, call a general meeting of the shareholders of the Company and the shareholder of the Company, so that they may hold a general meeting of shareholders.

The shareholder of the Company has undertaken to vote in favor of the appointment or removal of the directors so named by the general meeting of the holders and to take all necessary measures in such regard.

Once distributions have been paid in full on both the Series 1 Preferred Securities and any other Preferred Securities of the Company for four consecutive distribution periods, any member of the board of directors of the Company that has been appointed in the manner described in the preceding paragraphs is required to vacate office. Under the Articles of the Company, its board of directors must have a minimum of three members and a maximum of eleven directors.

Any amendments or abrogations of the rights, preferences and privileges of the Series 1 Preferred Securities will not be effective, unless otherwise required by applicable law and except with the consent in writing of the holders of at least two-thirds of the outstanding Series 1 Preferred Securities or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two-thirds of the outstanding Series 1 Preferred Securities.

If the Company, or the Bank under any guarantee, has paid in full the most recent distribution payable on each series of the Company’s Preferred Securities, the Company, the holders of its ordinary shares, or its board of directors may, without the consent or sanction of the holders of its Preferred Securities take any action required to issue additional Series 1 Preferred Securities or authorize, create and issue one or more other series of Preferred Securities of the Company ranking equally with the Series 1 Preferred Securities, as to the participation in the profits and assets of the Company, without limit as to the amount or take any action required to authorize, create and issue one or more other classes or series of shares of the Company ranking junior to the Preferred Securities, as to the participation in the profits or assets of the Company.

However, if the Company, or the Bank under any guarantee, has not paid in full the most recent distribution payable on each series of Preferred Securities, then the prior consent of the holders of at least two thirds in liquidation preference of the outstanding Preferred Securities of the Company will be required to carry out such actions. Such consent may be granted in writing by the holders, or with the sanction of a special resolution passed at a separate general meeting of holders.

The holders of the Series 1 Preferred Securities, by their subscription of such securities, waive all rights of priority, that may arise for being formalized as a Spanish public deed, which would be entitled under Spanish law, with respect to holders of other Preferred Securities of the Company issued after March 11, 2004.

The vote of the holders of Series 1 Preferred Securities is not required to redeem and cancel the Series 1 Preferred Securities. Spanish law does not impose any restrictions on the ability of holders of Preferred Securities, who are not residents or citizens of Spain to hold or vote such Preferred Securities.

If the shareholders of the Company propose a resolution providing for the liquidation, dissolution or winding-up of the Company, the holders of all the outstanding Preferred Securities of the Company will be entitled to receive notice of and to attend the general meeting of shareholders called to adopt this resolution and will be entitled to hold a separate and previous general meeting of holders and vote together as a single class without regard to series on such resolution, but not on any other resolution. This resolution will not be effective unless approved by the holders of a majority in liquidation preference of all outstanding Preferred Securities of the Company.

The result of the above mentioned vote shall be disclosed at the general shareholders meeting as well as the fact that the shareholder of the Company has undertaken to vote in the correspondent general shareholders meeting in conformity with the vote of the separate general meeting of holders.

Notice, attendance, or approval is not required if the liquidation, dissolution and winding-up of the Company is initiated due to the liquidation, dissolution or, winding up of the Bank or a reduction in shareholders equity of the Bank under Article 169 of the Corporations Law of Spain.

The Company shall cause a notice of any meeting at which the holders of Series 1 Preferred Securities are entitled to vote, to be mailed to each record holder of Series 1 Preferred Securities. This notice will include a statement regarding the date, time and place of the meeting, a description of any resolution to be proposed for adoption at the meeting at which the holders are entitled to vote and instructions for the delivery of proxies.

Transfer

The transfer of a Series 1 Preferred Security, and the benefit of the Guarantee, may be registered by surrendering the certificate evidencing the Series 1 Preferred Security to be transferred together with the form of transfer endorsed on it duly completed and executed, at the office of the registrar.

The Company will register transfers of Series 1 Preferred Securities without charge but with payment (or the giving of such indemnity for the benefit of the Company as the registrar may require) for any tax or other governmental charges, which may be imposed in relation to the transfer.

The Company will not register the transfer of any Series 1 Preferred Securities after such securities have been called for redemption.

Replacement of Lost Certificates

If any certificate for Series 1 Preferred Securities is mutilated or alleged to have been lost, stolen or destroyed, a new certificate representing the same security may be issued to the record holder upon request but subject to either delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such pre-conditions of indemnity and payment of the Company’s out-of-pocket expenses related to such request as the board of directors of the Company may then determine.

Registrar, Transfer Agent and Paying Agent

The Bank of New York, presently located at 101 Barclay Street, New York, New York 10286, will act as registrar, transfer agent and paying agent for the Series 1 Preferred Securities, which together with its successors and assigns, we will refer to as “the Paying Agent.”

Miscellaneous

Series 1 Preferred Securities are not subject to any mandatory redemption or sinking fund provisions. Holders of Series 1 Preferred Securities have no preemptive rights.